Exhibit 10.2

December 14, 2006

Mr. Michael R. Dougherty

Dear Mr. Dougherty:

Adolor Corporation, a Delaware corporation (“Adolor”), hereby grants you an Award (the “Award”) under the Adolor Corporation 2003 Stock Based Incentive Compensation Plan (the “Plan”) consisting of 75,000 restricted shares of the common stock, par value $.0001 per share (the “Restricted Stock”) of Adolor Corporation. The Award is effective December 14, 2006, the date of your election to the office of Chief Executive Officer of Adolor.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. By accepting this Award, you also agree to be bound by the terms of the Plan and this Award Agreement. All capitalized terms used herein have the meanings set forth herein or, if not defined herein, set forth in the Plan.

Your Award shall vest as follows: (i) 37,500 shares of the Restricted Stock will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus; and (ii) 37,500 shares of the Restricted Stock will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction.

In the event that during your employment with the Company and prior to the full vesting of your Award or any portion thereof, a Change in Control as defined in the Plan occurs, then on the date of such Change in Control, any unvested portion of your Award will vest in full.

Should your employment with the Company or its Subsidiaries terminate for any reason while any portion of your Award remains unvested, then such unvested portion of your Award shall be forfeited with no further compensation due to you.

The Company will issue, or cause to be issued, stock certificates(s) for the Restricted Stock comprising your award, designating you as the registered owner. Upon such issuance, you agree to deliver the certificate(s) together with a signed and undated instrument(s) of assignment to the Company or the Company’s designee authorizing the Committee to transfer title to the certificate(s) representing that Restricted Stock to the Company for any unvested portion of your Award in the event that your employment with the Company or its Subsidiaries should terminate for any reason while any portion of your Award remains unvests.

When a portion of your Award vests, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due, by tendering cash payment to the Company in an amount equal to the required withholding. As promptly thereafter as possible the Company will deliver both the certificate for your shares and the instrument of assignment described above to you for the portion of the Award that has vested.

The Company may impose any conditions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any Restricted Stock if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee administering the Plan may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company. Please confirm your agreement with the foregoing by signing and returning a copy of this letter to Thomas P. Hess, Vice President, Finance and Chief Financial Officer. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of the Plan.

Very truly yours,

ADOLOR CORPORATION.

By:	/s/ Thomas P. Hess
Name:	Thomas P. Hess
Title:	Vice President, Finance and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED

/s/ Michael R. Dougherty
Michael R. Dougherty

Dated: December 14, 2006

Enclosures	Adolor Corporation 2003 Stock-Based Incentive Compensation Plan;
Summary of the Adolor Corporation 2003 Stock-Based Incentive Compensation Plan;
Adolor Corporation Form 10-K For Fiscal Year Ended December 31, 2005

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